EXHIBIT 10.1
SNYDER’S-LANCE, INC.
Annual Performance Incentive Plan for Officers and Key Managers

Purposes and Introduction. The Annual Performance Incentive Plan for Officers and Key Managers (the “Plan”) provides the framework for establishing annual Performance Cash Awards under the Snyder’s-Lance, Inc. 2012 Key Employee Incentive Plan (the “Incentive Plan”). Except as otherwise expressly defined herein, capitalized terms shall be as defined in the Incentive Plan. The primary purposes of the Plan are to:

•
Motivate behaviors that lead to the successful achievement of specific sales, financial and operations goals that support Snyder’s-Lance, Inc. stated business strategy and to align participants’ interests with those of stockholders.

•	Emphasize link between participants’ performance and rewards for meeting predetermined, specific goals.

•	Focus participant’s attention on operational effectiveness from both an earnings and an investment perspective.

•	Promote the performance orientation at Snyder’s-Lance, Inc. and communicate to employees that greater responsibility carries greater rewards.

Plan Year. The period over which performance will be measured is the Company’s fiscal year (the “Plan Year”).

Eligibility and Participation. Eligibility in the Plan is limited to Officers and Key Managers of Snyder’s-Lance, Inc. who are key to Snyder’s-Lance, Inc. success. The Compensation Committee of the Board of Directors (the “Compensation Committee”) will review and approve for each Plan Year the participants nominated by the Chief Executive Officer. Participation in one year does not guarantee participation in a following year, but instead will be reevaluated and determined on an annual basis.

Target Incentives Awards. Each participant will be assigned a Target Incentive expressed as a percentage of his or her base salary. Participants may be assigned Target Incentives by position, by salary level or based on other factors as determined by the Compensation Committee. Target Incentives will be reevaluated at least every other year, if not annually. If the job responsibility of a position changes during the year, or base salary is increased significantly, the Target Incentive shall be revised as appropriate. Target Incentives will be communicated to each participant as close to the beginning of the year as practicable, in writing. Final awards will be calculated by multiplying each participant’s Target Incentive by the appropriate percentage (based on performance for the year, as described below).

Performance Goals and Award Funding. For each Plan Year, the Compensation Committee will establish the applicable Performance Goals and formula, including Threshold, Target and Maximum performance levels. If more than one Performance Goal applies for a Plan year, the Compensation Committee will establish the relative weighting of the Performance Goals. For awards intended to be Qualified Performance-Based Awards, the Compensation Committee will establish the Performance Goals in a manner consistent with that intent. Award funding levels will be determined based on actual performance as follows:

	Threshold	Target	Maximum
Award Level Funded	TBD	100.00%	TBD

The Threshold and Maximum funding levels will be determined by the Compensation Committee each year. Percent of payout will be determined on a straight line basis from Threshold to Target and from Target to Maximum. There will be no payout unless the Threshold for the applicable Performance Goal is reached. Threshold, Target and Maximum levels will be defined at the beginning of each Plan Year for each Performance Goal. The Performance Goals and formula will be communicated to each participant as soon as practicable after they have been established. Final Target Incentive Awards will be calculated after the Compensation Committee has reviewed the Company’s audited financial statements for the Plan Year and determined the performance level achieved. The following definitions for the terms Maximum, Target and Threshold should help set the goals for each year, as well as evaluate the payouts:

•	Maximum: Excellent; deserves an above-market incentive

•	Target: Normal or expected performance; deserves market-level incentive

•	Threshold: Lowest level of performance deserving payment above base salary; deserves below-market incentive

Form and Timing of Payments. Final award payments for a Plan Year will be made in cash as soon as practicable after award amounts are approved by the Compensation Committee, but not more than 75 days after the end of the Plan Year. All awards will be rounded to the nearest $100.

Change in Status. An employee hired into an eligible position during the Plan Year may participate in the Plan for the balance of the Plan Year on a pro rata basis.

Certain Terminations of Employment. In the event a participant voluntarily terminates employment (other than Retirement) or is terminated involuntarily during the Plan Year, any award will be forfeited. In the event of death, Disability or Retirement during the Plan Year, the award will be paid on a pro rata basis based on the actual performance determined after the end of the Plan Year. In the event of any termination of employment after the end of the Plan Year (including death, Disability, Retirement, voluntary termination or involuntary termination for any reason), any award will be determined based on actual performance and paid at the same time as awards are paid to all other participants. “Retirement” is defined under the Incentive Plan to mean the participant’s termination of employment with the Company either (i) after attainment of age 65 or (ii) after attainment of age 55 with the prior consent of the Compensation Committee.

Change In Control. In the event of a Change in Control, pro rata payouts will be made at target for the year-to-date, based on the number of days in the Plan Year preceding the closing of the Change in Control transaction. Payouts will be made within 30 days after the relevant transaction has been closed.

Withholding. The Company shall withhold from award payments any Federal, foreign, state or local income or other taxes required to be withheld.

Communications. Progress reports should be made to participants quarterly showing the year-to-date performance results and the percentage of Target Incentives that would be earned if results remain at that level for the entire year.

Executive Officers. Notwithstanding any provisions to the contrary above, participation, Target Incentive Awards and pro-rations for executive officers, including the Chief Executive Officer, shall be approved by the Compensation Committee.

Stockholder Approval. The Plan and the awards hereunder are made pursuant to the Incentive Plan, which was most recently approved by the Company’s stockholders at the Annual Meeting of Stockholders held on May 3, 2012.

Governance. The Compensation Committee is ultimately responsible for the administration and governance of the Plan. Actions requiring Compensation Committee approval include final determination of plan eligibility and participation, identification of performance measures, performance objectives and final award determination. The Compensation Committee may adjust any award due to extraordinary events such as acquisitions, dispositions, discontinued operations, required accounting adjustments or similar events, all as specified in Section 11(d) of the Incentive Plan; provided, however, that the Compensation Committee shall at all times be required to exercise this discretionary power in a manner, and subject to such limitations, as will permit all payments under the Plan to “covered employees,” as defined in Section 162(m) of the Internal Revenue Code, to continue to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. In addition, under the Incentive Plan, the Compensation Committee retains the discretion to reduce any award amount from the amount otherwise determined under the applicable formula. Subject to the foregoing, the decisions of the Compensation Committee shall be conclusive and binding on all participants.

AMENDED AND APPROVED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF THE CORPORATION ON FEBRUARY 9, 2015